                                                                    EXHIBIT 12.1

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                  CHARGES AND PREFERRED STOCK DIVIDENDS (in thousands)

                                                                 AMERICAN
                                  PRO FORMA                      CELLULAR
                    -------------------------------------  --------------------
                                                              FOR THE PERIOD
                        NINE MONTHS          YEAR ENDED      FROM FEBRUARY 26,
                           ENDED            DECEMBER 31,      1998 THROUGH
                     SEPTEMBER 30, 1998        1997         SEPTEMBER 30, 1998
                    -------------------   ---------------  --------------------
Interest                    $ 82,822          $105,889            $ 33,865
Interest portion of
 rent expense                    872             1,139                 291
Preferred stock
 dividend requirement         30,136            40,790              11,069
                            --------         ---------            --------
Fixed Charges               $113,830         $ 147,818            $ 45,225
                            ========         =========            ========
Consolidated pretax
 loss from continuing
 operations                 $(60,943)        $(108,946)           $(19,977)

Fixed charges per above      113,830           147,818              45,225
Preferred stock
 dividend requirement        (30,136)          (40,790)            (11,069)
                            --------         ---------            --------
Earnings (Loss)             $ 22,751         $  (1,918)           $ 14,179
                            ========         =========            ========
Ratio of Earnings to
 Fixed Charges

                                                                PRICELLULAR
                       ------------------------------------------------------------------------------------------------
                                   SIX MONTHS
                                  ENDED JUNE 30,                             YEAR ENDED DECEMBER 31,
                              1998           1997          1997          1996         1995        1994          1993
                       -------------------------------------------------------------------------------------------------
Interest                     $37,757       $32,950     $ 67,392      $ 47,076       $22,953     $ 2,236      $   458
Interest portion of
 rent expense                    581           674        1,139           793           292          47           32
Preferred stock
 dividend requirement          3,357         3,240        6,540         6,178            --          --           --
                             -------       -------     --------      --------       -------     -------      -------
Fixed Charges                $41,695       $36,864     $ 75,071      $ 54,047       $23,245     $ 2,283      $   490
                             =======       =======     ========      ========       =======     =======      =======
Consolidated pretax
 loss from continuing
 operations                  $(6,286)      $(5,015)    $(13,631)     $(23,043)      $(7,711)    $(1,440)     $10,641


Fixed charges per above       41,695        36,864       75,071        54,047        23,245       2,283          490
Preferred stock
 dividend requirement         (3,357)       (3,240)      (6,540)       (6,178)           --          --           --
                             -------       -------     --------      --------       -------     -------      -------
Earnings                     $32,052       $28,609     $ 54,900      $ 24,826       $15,534     $   843      $11,131
                             =======       =======     ========      ========       =======     =======      =======
Ratio of Earnings to
 Fixed Charges                                                                                                  22.7
                                                                                                             =======


(1) The ratio of earnings to combined fixed charges and preferred stock dividends is not meaningful for periods that result in a deficit. For the PriCellular six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995, and 1994 the deficit of earnings to combined fixed charges and preferred stock dividends was $9,643, $8,255, $20,171, $29,221, $7,711, $1,440 respectively. For the American Cellular period from February 26, 1998 (date of formation) through September 30, 1998, the deficit of earnings to combined fixed charges and preferred stock dividends was $31,046. For the pro forma nine months ended September 30, 1998 and year ended December 31, 1997, the deficit of earnings to combined fixed charges and preferred stock dividends was $91,079 and $149,736 respectively.